Exhibit 99.7

PILGRIM’S PRIDE CORPORATION

NOMINEE HOLDER CERTIFICATION

The undersigned, a broker, custodian bank, trustee, depositary or other nominee holder of rights (the “Rights”) to purchase shares of common stock (“Common Stock”) of Pilgrim’s Pride Corporation (“Pilgrim’s”) pursuant to the rights offering (the “Rights Offering”) described and provided for in the prospectus for the Rights Offering (a copy of which accompanies this certification) (the “Prospectus”), hereby certifies to Pilgrim’s, Computershare Trust Company, N.A., as subscription agent for the Rights Offering, and to Rosemary Geelan, Investor Relations of Pilgrim’s, that (1) the undersigned has exercised, on behalf of the beneficial owners thereof (which may include the undersigned), the number of Rights specified below pursuant to the basic subscription privilege (as defined in the Prospectus), and on behalf of beneficial owners of Rights who have subscribed for the purchase of additional shares of Common Stock pursuant to the over-subscription privilege (as defined in the Prospectus), listing separately below each such exercised basic subscription privilege and the corresponding over-subscription privilege (without identifying any such beneficial owner), and (2) each such beneficial owner’s basic subscription privilege has been exercised in full:

	Number of Shares of Common Stock Owned on the Record Date	Rights Exercised Pursuant to Basic Subscription Privilege	Number of Shares Subscribed For Pursuant to Over-Subscription Privilege

1.

2.

3.

4.

5.

6.

7.

8.

9.

Provide the following information if applicable:

Depository Trust Company

(“DTC”)

Participant Number

[PARTICIPANT]

By:

Name:

Title:

DTC Basic Subscription

Confirmation Number(s)